EXHIBIT 5.1

[Letterhead of Sky Financial Group]

November 15, 2006

Sky Financial Group, Inc.

221 South Church Street

Bowling Green, Ohio 43402

Ladies and Gentlemen:

I have acted as counsel for Sky Financial Group, Inc. (“Sky Financial”) in connection with the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by Sky Financial with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the resale of up to 177,633 Sky Financial common shares, no par value (the “Sky Financial Common Shares”).

I have reviewed the Registration Statement and have examined such other documents, and considered such matters of law, as I have deemed necessary or appropriate for purposes of this opinion. I also have reviewed certificates of public officials and officers of Sky Financial and have relied upon such certificates as to the various factual matters contained in the certificates. I have assumed the genuineness of all signatures on all documents reviewed by me, the authenticity of all documents submitted to me as originals and the conformity to authentic originals of all documents submitted to me as copies.

Based upon the foregoing, I am of the opinion that the Sky Financial Common Shares are validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of my name under the caption “Legal Matters” in the prospectus contained therein. In giving this consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations under such Act.

Respectfully submitted,

/s/ W. Granger Souder, Jr.
W. Granger Souder, Jr.
General Counsel
Sky Financial Group, Inc.